Exhibit 3.1

PONCE BANK MUTUAL HOLDING COMPANY

FEDERAL MUTUAL HOLDING COMPANY CHARTER

Section 1. Corporate title. The name of the mutual holding company is Ponce Bank Mutual Holding Company (the “Mutual Holding Company”).

Section 2. Home Office. The home office of the Mutual Holding Company shall be located in Bronx County, New York.

Section 3. Duration. The duration of the Mutual Holding Company is perpetual.

Section 4. Purpose and powers. The purpose of the Mutual Holding Company is to pursue any or all of the lawful objectives of a federal mutual savings and loan holding company chartered under section 10(o) of the Home Owners’ Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and all acts amendatory thereof and supplemental thereto, subject to the Constitution and the laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Federal Reserve Board (the “FRB”).

Section 5. Capital. The Mutual Holding Company shall have no capital stock.

Section 6. Section 6: Members. All holders of the savings, demand, or other authorized accounts of Ponce Bank (the “Savings Bank”) are members of the Mutual Holding Company. With respect to all questions requiring action by the members of the Mutual Holding Company, each holder of an account in the Savings Bank shall be permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the member’s account. In addition, borrowers from the Savings Bank as of April 11, 1985 shall be entitled to one vote for the period of time during which such borrowings are in existence. No member, however, shall cast more than one thousand votes. All accounts shall be nonassessable.

Section 7. Directors. The Mutual Holding Company shall be under the direction of a board of directors. The authorized number of directors shall not be fewer than five nor more than fifteen, as fixed in the Mutual Holding Company’s bylaws, except that the number of directors may be decreased to a number less than five or increased to a number greater than fifteen with the prior approval of the FRB.

Section 8. Capital, surplus, and distribution of earnings. The Mutual Holding Company shall distribute net earnings to account holders of the Savings Bank on such basis and in accordance with such terms and conditions as may from time to time be authorized by the FRB, provided that the Mutual Holding Company may establish minimum account balance requirements for account holders to be eligible for distributions of earnings.

All holders of accounts of the Savings Bank shall be entitled to equal distribution of the assets of the Mutual Holding Company, pro rata to the value of their accounts in the Savings Bank, in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Mutual Holding Company.

Section 9. Amendment. Adoption of any pre-approved charter amendment shall be effective after such pre-approved amendment has been approved by the members by the affirmative vote of a majority of the total votes of the members of the Mutual Holding Company eligible to be cast at a legal meeting. Any other amendment, addition, change, or repeal of this charter must be approved by the FRB prior to approval by the members at a legal meeting and shall be effective upon filing with the FRB in accordance with regulatory procedures.

Section 10. Vote Required to Approve a Plan of Conversion and Reorganization and related Stock Issuance Plan. Any plan of conversion and reorganization and related stock issuance plan of the Mutual Holding Company or Savings Bank, and its affiliates, providing for the issuance of securities pursuant to subscription right, shall be approved by the affirmative vote of at least two-thirds (2/3) of the total votes cast by the members of the Mutual Holding Company.

PONCE BANK MUTUAL HOLDING COMPANY

ATTEST:
Lissette Martinez
Corporate Secretary

BY:
Carlos Naudon
President

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

BY:
Secretary of Board of Governors of the Federal Reserve System

Effective Date:

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